                                                                     Exhibit 4.6

                  [Letterhead of The Meditrust Companies]


                                                     April 30, 1998



The Holders who are parties to
that certain Registration Rights Agreement dated January 3, 1998
c/o William P. Hallman
Suite 3200
Texas Commerce Bank Tower
201 Main Street
Fort Worth, TX 76102

         RE:      REGISTRATION RIGHTS AGREEMENT DATED JANUARY 3, 1998

Dear Mr. Hallman:

         Reference is made to that certain Registration Rights Agreement dated January 3, 1998 (the "Registration Rights Agreement") by and between Meditrust Corporation (the "Company"), Meditrust Operating Company ("OPCO") and each of the signatories thereto (collectively, the "Holders"). All capitalized terms used in this letter without definition shall have the meanings ascribed to them in the Registration Rights Agreement.

         In consideration of the Holders entering into Amendment No. 1 dated of even date herewith to the Shareholders Agreement dated January 3, 1998 by and among the Company, OPCO and the Holders, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and OPCO agree that the third sentence of Section 2(a) of the Registration Rights Agreement shall be amended to read as follows:

         "The Company and OPCO agree to use reasonable efforts to keep the Shelf Registration Statement (or any amendment thereto or replacement or successor thereto) continuously effective until the earlier of (a) five
         (5) years from the Effective Date or the date on which the applicable Holders (or Distributee or other Holder Transferees) no longer hold any Registrable Securities.

Mr. William P. Hallman
April 30, 1998
Page 2




         The Company and OPCO also further acknowledge that the remaining terms and conditions of the Registration Rights Agreement not specifically addressed by this letter agreement remain in full force and effect.


                                                 Very truly yours,



                                                 /S/DAVID F. BENSON
                                                 ---------------------------
                                                 David F. Benson
                                                   President
                                                   Meditrust Corporation


                                                 /S/MICHAEL J. BOHNEN
                                                 ---------------------------
                                                 Michael J. Bohnen
                                                   Secretary
                                                   Meditrust Operating Company